Term Sheet To product supplement B dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Term Sheet No. 2124B/A† Registration Statement No. 333-184193 Dated July 30, 2014; Rule 433
Deutsche Bank
Structured Investments	Deutsche Bank AG $ Notes Linked to an Unequally Weighted Basket of Sixteen Equity Securities due August 19*, 2015
General
•
The notes are designed for investors who seek a return linked to the performance of an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry (the “Basket”). The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the level of the Basket decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor.  Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG maturing August 19*, 2015†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about August 1*, 2014 (the “Trade Date”) and are expected to settle on or about August 6*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The notes are linked to an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry (each a “Basket Component” and collectively, the “Basket Components”), as listed in the table below.

Payment at Maturity:
At maturity, you will receive a cash payment per $1,000 Face Amount of notes, calculated as follows:
$1,000 x (1 + Basket Return) x Adjustment Factor
Your investment will be fully exposed to any negative Basket Return. The Adjustment Factor will reduce your return regardless of whether the level of the Basket increases or decreases over the term of the notes. You will lose some or all of your initial investment if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. Any payment at maturity is subject to the credit of the Issuer.

Basket Return:	Final Basket Level — Initial Basket Level Initial Basket Level
Adjustment Factor:	0.9952
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The arithmetic average of the Basket Levels on the Averaging Dates
Basket Level:	The Basket Level on each Averaging Date will be calculated as follows:
100 × [1 + the aggregate sum, for all Basket Components, of (Basket Component Return on such Averaging Date × Basket Component Weighting)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the applicable Averaging Date, calculated as follows:
Final Stock Price – Initial Stock Price Initial Stock Price
(Key Terms continued on next page)
†This amended and restated term sheet amends and restates term sheet No. 2124B in its entirety. We refer to this amended and restated term sheet as “term sheet.”
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $972.50 to $992.50 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$	$	$
(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
(2) Please see “Supplemental Plan of Distribution” in this term sheet for more information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
July 30, 2014

(Key Terms continued from previous page)
Basket:	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price**
	The common stock of Pfizer Inc.	PFE	6 2⁄3%
	The common stock of Merck & Co., Inc.	MRK	6 2⁄3%
	The American depositary shares of Sanofi	SNY	6 2⁄3%
	The common stock of Bristol-Myers Squibb Company	BMY	6 2⁄3%
	The common stock of Walgreen Co.	WAG	6 2⁄3%
	The common stock of Eli Lilly and Company	LLY	6 2⁄3%
	The common stock of Mylan Inc.	MYL	6 2⁄3%
	The ordinary shares of Perrigo Company plc	PRGO	6 2⁄3%
	The common stock of Zoetis Inc.	ZTS	6 2⁄3%
	The common stock of Biogen Idec Inc.	BIIB	5 5⁄7%
	The common stock of Celgene Corporation	CELG	5 5⁄7%
	The common shares of Valeant Pharmaceuticals International, Inc.	VRX	5 5⁄7%
	The common stock of Illumina, Inc.	ILMN	5 5⁄7%
	The common stock of Endo Health Solutions Inc.	ENDP	5 5⁄7%
	The common stock of Impax Laboratories, Inc.	IPXL	5 5⁄7%
	The common stock of Gilead Sciences, Inc.	GILD	5 5⁄7%
**The Initial Stock Price for each Basket Component will be determined on the Trade Date.
Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table above.
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the applicable Averaging Date.
Closing Price:
With respect to each Basket Component, on any trading day, the last reported sale price of one share of the Basket Component on its relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.

Stock Adjustment Factor:
With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Component. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	August 1*, 2014
Settlement Date:	August 6*, 2014
Averaging Dates†:	August 10*, 2015, August 11*, 2015, August 12*, 2015, August 13*, 2015 and August 14*, 2015,
Maturity Date†:	August 19*, 2015
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RNC3 / US25152RNC33
*  Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.
†  Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this term sheet together with product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Basket?

The table below illustrates a range of hypothetical payments at maturity on the notes. These examples illustrate that you will lose some or all of your initial investment if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. The hypothetical returns set forth below reflect the Adjustment Factor of 0.9952. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the performances of the Basket Components, determined using the Closing Prices of the Basket Components on the specified Averaging Dates. The numbers appearing in the table and examples below have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Basket Return (%)	Hypothetical Return on Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	99.04%	$1,990.40
90.00%	89.09%	$1,890.88
80.00%	79.14%	$1,791.36
70.00%	69.18%	$1,691.84
60.00%	59.23%	$1,592.32
50.00%	49.28%	$1,492.80
40.00%	39.33%	$1,393.28
30.00%	29.38%	$1,293.76
20.00%	19.42%	$1,194.24
10.00%	9.47%	$1,094.72
0.48%	0.00%	$999.98
0.30%	-0.18%	$998.19
0.00%	-0.48%	$995.20
-10.00%	-10.43%	$895.68
-20.00%	-20.38%	$796.16
-30.00%	-30.34%	$696.64
-40.00%	-40.29%	$597.12
-50.00%	-50.24%	$497.60
-60.00%	-60.19%	$398.08
-70.00%	-70.14%	$298.56
-80.00%	-80.10%	$199.04
-90.00%	-90.05%	$99.52
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 20.00%. Because the Final Basket Level is greater than the Initial Basket Level, the Basket Return is positive and the investor receives a Payment at Maturity of $1,194.24 per $1,000 Face Amount of notes, representing a return on the notes of approximately 19.42%, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor
$1,000 x (1 + 20.00%) x 0.9952 = $1,194.24

Example 2: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 0.30%. In this case, even though the Final Basket Level is greater than the Initial Basket Level and the Basket Return is positive, the investor receives a Payment at Maturity that is less than $1,000 per $1,000 Face Amount of notes because the increase in the level of the Basket as measured from the Initial Basket Level to the Final Basket Level is not sufficient to offset the effect of the Adjustment Factor. The investor receives a Payment at Maturity of $998.19 per $1,000 Face Amount of notes, representing a return on the notes of approximately -0.18%, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor
$1,000 x (1 + 0.30%) x 0.9952 = $998.19

Example 3: The Final Basket Level is less than the Initial Basket Level, resulting in a Basket Return of -40.00%. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor will lose approximately 40.29% of its investment due to the exposure to the Basket performance and the deduction of the Adjustment Factor. Therefore, the investor receives a Payment at Maturity of $597.12 per $1,000 Face Amount of notes, representing a return on the notes of -40.29%, calculated as follows:

$1,000 x (1 + Basket Return) x Adjustment Factor
$1,000 x (1 + -40.00%) x 0.9952 = $597.12

Selected Purchase Considerations

•
THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — Because the Adjustment Factor is applied to the Basket Return at maturity, the Adjustment Factor will reduce the return on the notes regardless of whether the Final Basket Level is greater than, equal to or less than the Initial Basket Level.

•
FULL DOWNSIDE EXPOSURE – You will lose some or all of your investment at maturity if the Final Basket Level decreases or fails to increase sufficiently from the Initial Basket Level to offset the effect of the Adjustment Factor. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF AN UNEQUALLY WEIGHTED BASKET OF SIXTEEN EQUITY SECURITIES ISSUED BY COMPANIES IN THE HEALTHCARE INDUSTRY — The return on the notes, which may be positive, zero or negative, is linked to the performance of an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry that consists of the common stock of Pfizer Inc., the common stock of Merck & Co., Inc., the American depositary shares of Sanofi, the common stock of Bristol-Myers Squibb Company, the common stock of Walgreen Co., the common stock of Eli Lilly and Company, the common stock of Mylan Inc., the ordinary shares of Perrigo Company plc, the common stock of Zoetis Inc., the common stock of Biogen Idec Inc., the common stock of Celgene Corporation, the common shares of Valeant Pharmaceuticals International, Inc., the common stock of Illumina, Inc., the common stock of Endo Health Solutions Inc., the common stock of Impax Laboratories, Inc. and the common stock of Gilead Sciences, Inc. For more information on each Basket Component, please see “The Basket Components” in this term sheet.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay any coupons or dividends and do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. In addition, the Adjustment Factor will reduce your return regardless of whether the level of the Basket increases or decreases from the Initial Basket Level to the Final Basket Level.  If the Final Basket Level decreases or fails to increase sufficiently from the Initial Basket Level to offset the effect of the Adjustment Factor, you will lose some or all of your initial investment. Any payment at maturity is subject to our ability to meet our obligations as they become due.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in  Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you  and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•
THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation between the Basket Components, in particular when the price of one Basket Component decreases. The value of the notes may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•
CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The notes are linked to an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease in value. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Averaging

Dates may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Averaging Dates.

•
THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, the performance of the Basket Components with the higher weighting will influence the Payment at Maturity to a greater degree than the performance of the Basket Components with the lower weighting. If the Basket Components with the higher weighting perform poorly, that poor performance could negate or diminish the effect on the Payment at Maturity of any positive performance by the lower-weighted Basket Components.

•
INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS — The return on your notes may not reflect the return you would realize if you directly invested in the Basket Components. For instance, your return on the notes is linked to the performance of the Basket and not the performance of any one Basket Component. Thus, the positive performance of one Basket Component may be moderated, offset or more than offset by the negative performance of the other Basket Components.

•
IF THE PRICES OF THE BASKET COMPONENTS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the value of your notes.

•
ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain events affecting the relevant Basket Component. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for the Basket Component. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Basket Component in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•
WE HAVE NO AFFILIATION WITH THE ISSUERS OF THE BASKET COMPONENTS — The issuers of the Basket Components are not affiliates of ours and are not involved in any way in any of our offerings of the notes pursuant to this term sheet. Consequently, we have no control over the actions of the issuers of the Basket Components, including any corporate actions of the type that would require the calculation agent to adjust the Stock Adjustment Factors, which may adversely affect the value of your notes. The issuers of the Basket Components have no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the Basket Components.

•
RISKS ASSOCIATED WITH INVESTMENTS IN STOCKS WITH CONCENTRATION IN THE HEALTHCARE INDUSTRY— The Basket Components are securities of companies whose primary business is directly associated with the healthcare industry. The Basket Components may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. In particular, the healthcare industry is significantly affected by:

•	current and future regulations affecting the healthcare industry;

•	cost of development of new pharmaceutical medicines;

•	changes in the coverage of and requirement to obtain health insurance plans; and

•	compliance costs in response to regulatory oversight.

These or other factors or the absence of such factors could adversely affect the healthcare industry and could cause the price of some or all of the Basket Components to decrease during the term of the notes. For more information on each Basket Component, please see “The Basket Components” in the term sheet and the information filed by the issuers of the Basket Components with the SEC. You should make your own investigation into the Basket Components.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY —  Three of the Basket Components (the American depositary shares (“ADSs”) of Sanofi, the ordinary shares of Perrigo Company plc and the common shares of Valeant Pharmaceuticals International, Inc.) are issued by companies which are incorporated outside of the U.S. There are risks associated with investments in notes linked to the value of equity securities issued by a non-U.S. company. Because a Basket Component is linked to the ADSs of Sanofi, the notes are subject to the risks associated with the non-U.S. securities markets where the equity securities of Sanofi are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the ADSs of Sanofi, the ordinary shares of Perrigo Company plc and the common shares of Valeant Pharmaceuticals International, Inc. and, therefore, the value of your notes. Furthermore, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT —  One of the Basket Components is the ADSs of Sanofi. There are significant risks related to an investment linked to an ADS (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs of Sanofi, which may consequently affect the level of the Basket and the value of the notes.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF A FOREIGN COMPANY —  You should be aware that one of the Basket Components is the ADSs of Sanofi and not the equity securities represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding equity securities. Each ADS is a security evidenced by American depositary receipts that represents a certain number of equity securities of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of equity securities of the foreign issuer. For example, the foreign issuer may make distributions in respect of its equity securities that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding equity securities may be significant and may materially and adversely affect the price of the ADSs and thus the value of the notes.

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PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE —  The actual performance of the Basket Components over the term of the notes may bear little relation to the historical closing prices of the Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment. The common stock of Zoetis Inc. commenced trading on February 1, 2013 and therefore has a limited performance history.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this term sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. We or our affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade or sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES —  While we expect that, generally, the prices of the Basket Components will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components and the equity securities represented by the ADSs of Sanofi;

•	the dividend rates on the Basket Components and changes that affect the Basket Components and their issuers;

•	the time remaining to the maturity of the notes;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuers of the Basket Components;

•	currency of the country in which the equity securities represented by the ADSs of Sanofi are traded;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES —  We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE BASKET COMPONENTS TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket Components to which the notes are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, the Final Stock Prices of the Basket Components on the specified Averaging Dates, the Basket Component Returns, the Final Basket Level, the Basket Return and the amount, if any, that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factors upon the occurrence of certain corporate events. Any determination by the calculation agent could adversely affect the return on the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or the Averaging Dates could adversely affect the prices of the Basket Components and the level of the Basket, which could decrease the amount you may receive on the notes at maturity.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket from February 1, 2013 through July 25, 2014 assuming the Basket Level on June 25, 2014 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if such day were an Averaging Date (except that the Initial Basket Level would be 66.45 on February 1, 2013 if we assume the Basket Level on July 25, 2014 was 100). The common stock of Zoetis Inc. commenced trading on February 1, 2013 and therefore the Basket has a limited performance history.

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about any Basket Component contained in this term sheet. You should make your own investigation into the Basket Components.

Included below is a brief description of the issuer of each Basket Component. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from July 25, 2009 through July 25, 2014. We obtained the historical closing prices of each Basket Component below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of such Basket Component on any Averaging Date. We cannot give you assurance that the performance of any Basket Component will result in the return of any of your initial investment.

Pfizer Inc.

According to publicly available information, Pfizer Inc. is a research-based biopharmaceutical company. Information filed by Pfizer Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619, or its CIK Code: 0000078003. The common stock of Pfizer Inc. is traded on the New York Stock Exchange under the ticker symbol “PFE.” The closing price of Pfizer Inc. on July 25, 2014 was $30.19.

Merck & Co., Inc.

According to publicly available information, Merck & Co., Inc. is a health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer products, which it markets directly and through its joint ventures. Information filed by Merck & Co., Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06571, or its CIK Code: 0000310158. The common stock of Merck & Co., Inc. is traded on the New York Stock Exchange under the ticker symbol “MRK.” The closing price of Merck & Co., Inc. on July 25, 2014 was $58.15.

Sanofi

According to publicly available information, Sanofi is a healthcare company engaged in the research, development, manufacture and marketing of healthcare products. Information filed by Sanofi with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31368, or its CIK Code: 0001121404. The American depositary shares of Sanofi are traded on the New York Stock Exchange under the ticker symbol “SNY.” Each American depositary share represents one half of an ordinary share of Sanofi, par value €2 each. The principal market for Sanofi ordinary shares is Euronext Paris. The closing price of Sanofi on July 25, 2014 was $50.97.

Bristol-Myers Squibb Company

According to publicly available information, Bristol-Myers Squibb Company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Information filed by Bristol-Myers Squibb Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272. The common stock of Bristol-Myers Squibb Company is traded on the New York Stock Exchange under the ticker symbol “BMY.” The closing price of Bristol-Myers Squibb Company on July 25, 2014 was $49.39

Walgreen Co.

According to publicly available information, Walgreen Co., together with its subsidiaries, operates drugstores in the United States, providing access to consumer goods and services, pharmacy, and health and wellness services. Information filed by Walgreen Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00604, or its CIK Code: 0000104207. The common stock of Walgreen Co. is traded on the New York Stock Exchange, NASDAQ Stock Market and Chicago Stock Exchange under the ticker symbol “WAG.” The closing price of Walgreen Co. on July 25, 2014 was 73.29.

Eli Lilly and Company

According to publicly available information, Eli Lilly and Company discovers, develops, manufactures, and markets human pharmaceutical products and animal health products. Information filed by Eli Lilly and Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06351, or its CIK Code: 0000059478. The common stock of Eli Lilly and Company is traded on the New York Stock Exchange under the ticker symbol “LLY.” The closing price of Eli Lilly and Company on July 25, 2014 was $63.78.

Mylan Inc.

According to publicly available information, Mylan Inc. is a pharmaceutical company, which develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals. Information filed by Mylan Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09114, or its CIK Code: 0000069499. The common stock of Mylan Inc. is traded on the NASDAQ Stock Market under the ticker symbol “MYL.” The closing price of Mylan Inc. on July 25, 2014 was $51.74.

Perrigo Company plc

According to publicly available information, Perrigo Company plc is a provider of over-the-counter and generic prescription pharmaceuticals, nutritional products and active pharmaceutical ingredients. Information filed by Perrigo Company plc with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36353, or its CIK Code: 0001585364. The common shares of Perrigo Company plc is traded on the New York Stock Exchange under the ticker symbol “PRGO.” Perrigo Company plc (formerly known as Perrigo Company Limited, and prior thereto, Blisfont Limited) was incorporated under the laws of Ireland on June 28, 2013 and became the successor registrant to Perrigo Company on December 18, 2013 in connection with the consummation of the acquisition of Elan Corporation plc. The closing price of Perrigo Company plc on July 25, 2014 was $154.99.

Zoetis Inc.

According to publicly available information, Zoetis Inc. is engaged in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. Information filed by Zoetis Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35797, or its CIK Code: 0001555280. The common stock of Zoetis Inc. is traded on the New York Stock Exchange under the ticker symbol “ZTS.” The closing price of Zoetis Inc. on July 25, 2014 was $32.82. The common stock of Zoetis Inc. commenced trading on February 1, 2013 and therefore has a limited performance history.

Biogen Idec Inc.

According to publicly available information, Biogen Idec Inc. is a biotechnology company focused on discovering, developing, manufacturing and marketing therapies for the treatment of multiple sclerosis and other autoimmune disorders, neurodegenerative diseases and hemophilia. Information filed by Biogen Idec Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19311, or its CIK Code: 0000875045. The common stock of Biogen Idec Inc. is traded on the NASDAQ Stock Market under the ticker symbol “BIIB.” The closing price of Biogen Idec Inc. on July 25, 2014 was $335.45.

Celgene Corporation

According to publicly available information, Celgene Corporation, together with its subsidiaries, is a biopharmaceutical company engaged in the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. Information filed by Celgene Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34912, or its CIK Code: 0000816284. The common stock of Celgene Corporation is traded on the NASDAQ Stock Market under the ticker symbol “CELG.” The closing price of Celgene Corporation on July 25, 2014 was $87.16.

Valeant Pharmaceuticals International, Inc.

According to publicly available information, Valeant Pharmaceuticals International, Inc. is a specialty pharmaceutical and medical device company that develops, manufactures, and markets a range of branded, generic and branded generic pharmaceuticals, over-the-counter products, and medical devices. Information filed by Valeant Pharmaceuticals International, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14956, or its CIK Code: 0000885590. The common shares of Valeant Pharmaceuticals International, Inc. are traded on the New York Stock Exchange and Toronto Stock Exchange under the ticker symbol “VRX.” The closing price of Valeant Pharmaceuticals International, Inc. on July 25, 2014 was $123.52.

Illumina, Inc.

According to publicly available information, Illumina, Inc. is a developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. Information filed by Illumina, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35406, or its CIK Code: 0001110803. The common stock of Illumina, Inc. is traded on the NASDAQ Stock Market under the ticker symbol “ILMN.” The closing price of Illumina, Inc. on July 25, 2014 was $171.03.

Endo Health Solutions Inc.

According to publicly available information, Endo Health Solutions Inc. is a specialty healthcare company focused on branded and generic pharmaceuticals and devices. Information filed by Endo Health Solutions Inc with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15989, or its CIK Code: 0001100962. The common stock of Endo Health Solutions Inc. is traded on the NASDAQ Stock Market under the ticker symbol “ENDP.” The closing price of Endo Health Solutions Inc. on July 25, 2014 was $68.53.

Impax Laboratories, Inc.

According to publicly available information, Impax Laboratories, Inc. is technology-based, specialty pharmaceutical company applying formulation and development experiences, as well as its drug delivery technology, to the development, manufacture and marketing of bioequivalent pharmaceutical products, commonly referred to as “generics,” in addition to the development and marketing of branded products. Information filed by Impax Laboratories, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34263, or its CIK Code: 0001003642. The common stock of Impax Laboratories, Inc. is traded on the NASDAQ Stock Market under the ticker symbol “IPXL.” The closing price of Impax Laboratories, Inc. on July 25, 2014 was $27.87.

Gilead Sciences, Inc.

According to publicly available information, Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes medicines. Information filed by Gilead Sciences, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19731, or its CIK Code: 0000882095. The common stock of Gilead Sciences, Inc. is traded on the NASDAQ Stock Market under the ticker symbol “GILD.” The closing price of Gilead Sciences, Inc. on July 25, 2014 was $89.84.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $7.50 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.